 Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of EGA Frontier Diversified Core Fund and to the use of our report dated May 27, 2015 on the financial statements and financial highlights of EGA Frontier Diversified Core Fund. Such financial statements and financial highlights appear in the March 31, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

July 29, 2015